Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy elects new board member

Minneapolis (August 18, 2020) - Xcel Energy has elected a new board member, effective immediately.

Patricia L. Kampling brings four decades of experience in the energy industry, having recently retired from her role as chairman and CEO of Alliant Energy Corporation in Madison, Wisconsin. Prior to that, she held leadership roles at Exelon Corporation and the former IPSCO Corporation.

Pat joined Alliant Energy in 2005 as Vice President of Finance and was named Chief Financial Officer in 2009. In 2011, she was named President and Chief Operating Officer and, in 2012, she assumed the role of Chairman and CEO, a position she held until her retirement in July 2019.

Under her leadership, the company achieved financial and operational objectives while also obtaining creative and constructive regulatory outcomes. Pat also guided the company on its journey toward a cleaner, smarter energy future, while ensuring the 1.5 million customers Alliant serves had access to a more resilient energy grid and a diverse, sustainable energy mix.

“Pat not only brings a wealth of experience to Xcel Energy, she also shares our vision of leading the clean energy transition, while keeping service reliable and customer bills low,” said Ben Fowke, chairman and CEO of Xcel Energy. “Additionally, Pat joins us in our commitment to workforce development and to diversity and inclusion. It’s a great match and we look forward to welcoming her to our Board of Directors.”

Pat actively supports STEM-related education programs and partnerships with non-profit organizations that focus on education, families and the environment. Throughout her tenure at Alliant Energy, the company focused on enhancing its culture of safety, diversity and employee well-being with an array of programs and opportunities that foster employee diversity, health, and personal and professional growth.

Pat holds an M.B.A. from the University of Chicago and degrees in economics and engineering from Swarthmore College. She is also a Registered Professional Engineer.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.